Exhibit 99.1

MAXIMUS, Inc.
Supplemental Pro Forma Earnings per Diluted Share Information
Fiscal Year 2008

	Q1	Q2	Q3	Year-to-Date (1)

Earnings As Reported - GAAP Basis	$0.51	$0.51	$0.61	$1.62

Add back selected charges
LAUSD contract modification	$-	$0.07	$-	$0.07
Settlement on legacy claiming project	$-	$0.07	$-	$0.07
Legal and settlement expense	$-	$0.03	$0.26	$0.27
(A) Subtotal selected charges	$-	$0.17	$0.26	$0.41

Less: Gains from Sales
Office Building	$-	$-	$(0.14)	$(0.12)
Sale of Business	$-	$-	$(0.09)	$(0.09)
(B) Subtotal gains	$-	$-	$(0.23)	$(0.21)

Subtotal net impact of pro forma items (A+B)	$-	$0.17	$0.03	$0.20

Pro forma Non-GAAP Base Operations	$0.51	$0.68	$0.64	$1.82

Fully Diluted Weighted Average Shares (in '000)	20,854	18,763	18,819	19,471

Note 1: Year-to-date may differ from sum of the quarters due to weighted average shares outstanding and/or rounding